Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304

March 17, 2023

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of up to 111,627,888 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) issuable upon conversion of the Company’s 4.5% Series B Convertible Senior Secured Notes due 2028 (the “Series B Notes”) or issuable upon exercise of warrants to purchase the Company’s common stock (the “Warrants”), issuable in connection with certain prepayments of the Series B Notes or the Company’s 4.5% Series A Convertible Senior Secured Notes due 2028 (the “Series A Notes” and, together with the Series B Notes, the “Notes”). In connection with issuance of the Notes, the Company entered into an Indenture (the “Indenture”), dated as of March 7, 2023, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed the Registration Statement, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company upon conversion of the Series B Notes or exercise of Warrants in accordance with the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware as in effect on the date hereof.

Invitae Corporation

March 17, 2023

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP